Exhibit (13)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of our report dated February 22, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to the Management Committee and Contractowners of TIAA Separate Account VA-1, which is also incorporated by reference into the Registration Statement. We also consent to the use in this Registration Statement on Form N-3 of our report dated April 12, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting of Teachers Insurance and Annuity Association of America which appears in such Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information”, “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

April 22, 2010